As filed with the Securities and Exchange Commission on October 28, 2019

Registration Statement File No. 333-225820
Registration Statement File No. 333-225816
Registration Statement File No. 333-218349
Registration Statement File No. 333-211946
Registration Statement File No. 333-198262
Registration Statement File No. 333-192861
Registration Statement File No. 333-188349
Registration Statement File No. 333-181818
Registration Statement File No. 333-160461

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-225820)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-225816)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-218349)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-211946)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-198262)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-192861)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-188349)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-181818)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-160461)
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Medidata Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-4066508
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

350 Hudson Street, 9th Floor New York, New York	10014
(Address of Principal Executive Offices)	(Zip Code)

Medidata Solutions, Inc. Third Amended and Restated 2014 Employee Stock Purchase Plan
Medidata Solutions, Inc. Amended and Restated 2017 Long-Term Incentive Plan
Medidata Solutions, Inc. 2017 Long-Term Incentive Plan
Medidata Solutions, Inc. Second Amended and Restated 2014 Employee Stock Purchase Plan
Medidata Solutions, Inc. Amended and Restated 2014 Employee Stock Purchase Plan
Medidata Solutions, Inc. 2014 Employee Stock Purchase Plan
Medidata Solutions, Inc. Second Amended and Restated 2009 Long-Term Incentive Plan
Medidata Solutions, Inc. Amended and Restated 2009 Long-Term Incentive Plan
Medidata Solutions, Inc. Amended and Restated 2000 Stock Option Plan
Medidata Solutions, Inc. 2009 Long Term Incentive Plan
Medidata Solutions, Inc. 2009 Employee Stock Purchase Plan
Fast Track Systems Inc. 1999 Incentive Stock Plan
(Full title of the plans)

Michael I. Otner, Esq.
Secretary
Medidata Solutions, Inc.
350 Hudson Street, 9th Floor
New York, NY 10014
(Name and address of agent for service)

(212) 918-1800
(Telephone number, including area code, of agent for service)

Copies to:
Warren J. Nimetz, Esq.
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, NY 10019
Telephone: (212) 318-3000
Facsimile: (212) 318-3400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Medidata Solutions, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.
Registration Statement File No. 333-225820, filed with the SEC on June 22, 2018, registering 1,000,000 shares of Common Stock issuable under the Registrant’s Third Amended and Restated 2014 Employee Stock Purchase Plan;

ii.
Registration Statement File No. 333-225816, filed with the SEC on June 22, 2018, registering 1,300,000 shares of Common Stock issuable under the Registrant’s Amended and Restated 2017 Long-Term Incentive Plan;

iii.	Registration Statement File No. 333-218349, filed with the SEC on May 30, 2017, registering 5,332,163 shares of Common Stock issuable under the Registrant’s 2017 Long-Term Incentive Plan;

iv.	Registration Statement File No. 333-211946, filed with the SEC on June 9, 2016, registering 500,000 the Registrant’s Second Amended and Restated 2014 Employee Stock Purchase Plan;

v.
Registration Statement File No. 333-198262, filed with the SEC on August 20, 2014, registering 100,000 shares of Common Stock issuable under the Registrant’s Amended and Restated 2014 Employee Stock Purchase Plan;

vi.	Registration Statement File No. 333-192861, filed with the SEC on December 13, 2013, registering 100,000 shares of Common Stock issuable under the Registrant’s 2014 Employee Stock Purchase Plan;

vii.
Registration Statement File No. 333-188349, filed with the SEC on May 3, 2013, registering 1,500,000 shares of Common Stock issuable under the Registrant’s Second Amended and Restated 2009 Long-Term Incentive Plan;

viii.
Registration Statement File No. 333-181818, filed with the SEC on June 1, 2012, registering 1,500,000 shares of Common Stock issuable under the Registrant’s Amended and Restated 2009 Long-Term Incentive Plan; and

ix.
Registration Statement File No. 333-160461, filed with the SEC on July 7, 2009, registering an aggregate of 4,815,407 shares of Common Stock, consisting of (a) 2,687,246 shares of Common Stock outstanding under the Registrant’s Amended and Restated 2000 Option Plan, (b) 45,246 shares of Common Stock outstanding under the Fast Track Systems Inc. 1999 Incentive Stock Plan, (c) 201,244 shares of Common Stock outstanding under the Registrant’s 2009 Long Term Incentive Plan, (d) 2,128,161 shares of Common Stock issuable under the Registrant’s 2009 Long Term Incentive Plan, and (e) 500,000 shares of Common Stock issuable under the Registrant’s 2009 Employee Stock Purchase Plan.

Effective December 16, 2013, the Registrant effected a 2-for-1 stock split.  The number of shares of Common Stock listed above for Registration Statements Nos. 333-192861, 333-188349, 333-181818 and 333-160461 are presented on a pre-split basis and do not reflect the stock split.

On October 28, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of June 11, 2019, by and among Dassault Systèmes SE, a societas Europaea (European company) organized under the laws of France (“Dassault Systèmes”), Dassault Systèmes Americas Corp., a Delaware corporation and a wholly-owned subsidiary of Dassault Systèmes (“Parent”), 3DS Acquisition 6 Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Registrant, pursuant to which, among other things, Merger Sub will be merged with and into the Registrant (the “Merger”) with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.  These Post-Effective Amendments are being filed as a result of the Merger.  The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.  This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 28, 2019.

MEDIDATA SOLUTIONS, INC.

By:	/s/ Michael I. Otner
Name: Michael I. Otner
Title: Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.